FREEDOM TAX CREDIT PLUS L.P.
                               625 Madison Avenue
                               New York, NY 10022



                                                                 August 26, 1997


Personal and Confidential
-------------------------
Related Freedom Associates L.P.
Lehigh Tax Credit Partners L.L.C.
625 Madison Avenue
New York, NY 10022

Gentlemen:

         As you requested, the purpose of this letter is to set forth our understanding with regard to any proposed acquisition of beneficial assignment certificates ("BACs") of Freedom Tax Credit Plus L.P., a Delaware limited partnership (the "Partnership"), from holders of BACs (each a "BACs holder" and collectively, "BACs holders") by Related Freedom Associates L.P. ("RFA"), Lehigh Tax Credit Partners L.L.C. ("Lehigh") or any person who is their Affiliate (as defined below) (collectively, "you").

         In response to your proposal to commence a tender offer for BACs and in consideration of the agreements set forth in this letter agreement, the Partnership agrees to mail your tender offer materials, at your expense, subject to the terms set forth below and whether or not such tender offer is subject to the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Nothing in this letter agreement shall be construed as requiring the Partnership to provide you with a current list of the names and addresses of the BACs holders. The Partnership will not be obligated to mail your tender offer materials until it has received from you an amount of cash equal to $10,000, representing the estimated cost of such mailing together with the Partnership's other expenses, including, without limitation, reasonable attorney fees. You agree that you may only acquire up to 45% (including BACs acquired through all other means) of the Partnership's outstanding BACs.

         You represent and warrant that on the date hereof you beneficially own not more than one hundred eighty nine (189) BACs. You also agree that prior to the tenth anniversary of the date of this letter agreement, neither you nor any person who is your Affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended) will, without the prior written consent of the Partnership, which may be withheld for any reason, directly or indirectly, (i) in any manner including, without limitation, by tender offer (whether or not pursuant to a filing made with

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the Securities and Exchange Commission), acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than 45% (including BACs acquired through all other means) of the outstanding BACs of the Partnership from any BACs holder, BACs holders or otherwise, (ii) seek or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Partnership, except that those Affiliates bound by this letter agreement will not be deemed to have violated this letter agreement and formed a "group" solely by acting in accordance with this letter agreement, (v) disclose in writing to any third party any intention, plan or arrangement inconsistent with the terms of this letter agreement or (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of this letter agreement. Notwithstanding the foregoing restrictions, nothing in this letter agreement shall apply to, govern, restrict or limit any sales, purchases, transfers or assignments of interests in Lehigh.

         You agree that any tender offer commenced by you will be at a price per BAC not less than the value per BAC determined by an independent third party, approved by the Partnership, in a report delivered to and approved by the Partnership, completed or updated not more than three months prior to the commencement of your tender offer. We hereby agree that the report by Valuation Research Corporation, dated June 30, 1997, satisfies this requirement and is approved by the Partnership. Notwithstanding any other provision of this letter agreement, you agree that you shall not commence any tender offer for BACs of the Partnership unless, prior to the commencement of such tender offer, the Partnership's general partners agree to the response to be made by the Partnership in connection with such tender offer.

         You also agree during such ten year period, any proposal or request, directly or indirectly, to amend, waive or terminate any provision of this letter agreement shall be granted only upon the unanimous consent of the Partnership's general partners. In addition, you (excluding your affiliate which serves as a general partner of the Partnership while acting in its capacity as general partner) agree that you will notify the Partnership in writing at least five days (one day if such communication is a press release or is sent in response to a prior communication made to BACs holders by the Partnership or its general partners which is not seeking to advise or influence any person with


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respect to the voting of any voting securities of the Partnership) before mailing or disseminating any communication with BACs holders and provide us a copy of such communication (if written) with such notice.

         You have advised us that, if requested by us, you (excluding your affiliate which serves as a general partner of the Partnership while acting in its capacity as general partner) will incorporate in any communication with BACs holders a statement as to the valuation per BAC as determined by an independent third party appraisal. In addition, if you commence a tender offer for less than 5% of the outstanding BACs, you will include verbatim the following language in any such communication:

         "TENDER OFFERS OF THIS NATURE ARE NOT REQUIRED TO COMPLY WITH CERTAIN RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. Accordingly, this tender offer does not need to comply with certain disclosure requirements and rules governing tender offers set forth in the Securities Exchange Act of 1934."

         In addition, you hereby represent, warrant and covenant to the Partnership that any tender offer to purchase BACs commenced by you will be conducted in compliance with Section 14(e) (misleading statements), Rule 14d-7 (additional withdrawal rights), Rule 14d-8 (pro rata requirements), Rule 14e-1 (unlawful tender offer practices) and Rule 14e-3 (non-public information) of the Exchange Act, notwithstanding that such tender offer may be for less than 5.0% of the outstanding BACs.

         You understand that the general partners of the Partnership may consider from time to time selling all or substantially all of the assets of the Partnership or entering into any other transaction determined by the general partners to be in the best interests of the BACs holders and the Partnership. The result of any such transaction, if approved by a majority vote of the BACs holders, might be the dissolution and liquidation of the Partnership in accordance with the partnership agreement. Accordingly, in order to avoid disrupting any possible sale of all or substantially all of the Partnership's assets or any other transaction determined by the general partners to be in the best interests of the BACs holders and the Partnership and any required vote of BACs holders, you agree that, prior to the ten-year anniversary of the date of this letter agreement, all BACs obtained by you pursuant to any means will be voted by you on all issues in the same manner as by the majority of all other BACs holders who vote on such proposal. Notwithstanding the


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foregoing, you may vote all BACs in the manner you determine, in your sole and absolute discretion, on proposals (i) concerning the removal of RFA as general partner of the Partnership or (ii) seeking to reduce any fees, profits, distributions or allocations attributable to RFA or its Affiliates.

         If at any time during such ten year period you (excluding your affiliate which serves as a general partner of the Partnership while acting in its capacity as general partner) are contacted in writing by, or have meaningful negotiations with, any third party concerning participation in any transaction involving the assets, businesses or securities of the Partnership or involving any action inconsistent with the terms of this letter agreement, you will promptly inform the Partnership of the nature of any such meaningful negotiations and the parties thereto or forward a copy of such writing, as the case may be, and you may inform such third party that this letter agreement requires you to so notify the Partnership, provided however, this paragraph shall not apply to any transaction or proposed transaction involving all or substantially all of the assets, businesses or securities of Related Capital Company and/or its Affiliates (other than the Partnership and RFA).

         You will not sell any BACs owned by you prior to the tenth anniversary of the date of this letter agreement, unless each buyer or transferee agrees in writing with the Partnership to be bound by the terms and conditions of this letter agreement until such tenth anniversary, provided however, that this paragraph shall not apply to transfers made in the secondary market to any purchaser which represents that following such sale, it shall not own 3% or more of the BACs outstanding; provided further, however, that nothing in this letter agreement shall apply to, govern, restrict or limit any sales, purchases, transfers or assignments of interests in Lehigh. Notwithstanding the immediately preceding sentence, Lehigh shall remain bound by this letter agreement notwithstanding that any interests in Lehigh have been sold, purchased, transferred or assigned.

         Lehigh, RFA and Related Capital Company agree to indemnify and hold harmless, to the fullest extent permitted by law, the Partnership, Freedom GP Inc., and each of their partners, directors, officers, employees, representatives and agents (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines


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and amounts (collectively, "Damages") paid in connection with any threatened or actual claim, action, suit, proceeding or investigation which arises out of or is the result of a breach of this letter agreement, any tender offer commenced by you (regardless of whether such tender offer is subject to the provisions of the Exchange Act) or the actual or proposed acquisition of BACs by you by any other means; provided however, that if such claim, action, suit, proceeding or investigation is threatened but not actual, your obligation to indemnify the Indemnified Parties shall apply only if such threat is in writing and only with respect to any legal fees incurred in connection with such threat. If such threat becomes an actual claim, action, suit, proceeding or investigation, you shall then be responsible for the full indemnification provided for in this paragraph. If an Indemnified Party intends to seek indemnification pursuant to this paragraph, it shall promptly notify you of such claim, in writing, describing such claim in reasonable detail; provided, that the failure to provide such notice shall not affect your obligations herein unless you are materially prejudiced by the failure to provide such notice. Counsel for the Indemnified Party shall be chosen at your discretion and shall be directed by you. We both agree that you will be materially prejudiced if, due to the failure of an Indemnified Party to provide the notice required above, you were not given the opportunity to obtain the counsel of your choice or direct such counsel. You may participate at your own expense in the defense of any such action; provided, that counsel for the Indemnified Party shall not (except with the consent of the Indemnified Party) also serve as your counsel. You shall not, without first obtaining a general release from liability for the Indemnified Parties in a form satisfactory to such Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any threatened or actual claim, action, suit, proceeding or investigation involving an Indemnified Party which seeks indemnity under this paragraph. If the indemnification provided in this paragraph is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any Damages referred to above, then you and each party seeking indemnification shall contribute to the aggregate amount of such Damages incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative benefits received by each party from the act which gives rise to the indemnification claim. You agree that the amount of such economic benefit received by each Indemnified Party shall be $1 and the amount of such economic benefit received by you shall be computed by multiplying your per BAC offer price by the total number of BACs which were sought in your tender offer. Both you


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and the Indemnified Parties each hereby agree to cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this paragraph, including, but not limited to, by providing the other party reasonable access upon reasonable notice to employees and officers and other information during reasonable business hours. Nothing in this paragraph is intended to limit your ability to obtain indemnification from the Partnership if such indemnification is available to you pursuant to the Partnership's partnership agreement and applicable law, provided however, that your obligations herein shall not be affected by your ability or inability to obtain such indemnification. We each hereby agree that the provisions of this paragraph shall have no effect on any other partnership which you or Freedom GP Inc. or any of our respective Affiliates may be a partner.

         Notwithstanding the immediately preceding paragraph, we acknowledge that you may engage a third party lender(s) to finance your proposed acquisition of BACs. We hereby acknowledge and agree for the benefit of such third party lender(s) that the indemnification provisions in the immediately preceding paragraph are not intended to apply to or obligate, and in no event shall be binding upon, such third party lender(s) or any of its assignees or successors in interest to any of the BACs acquired by you.

         We each hereby acknowledge that we are aware, and that we will advise our respective Affiliates, of our respective responsibilities under the securities laws. We each agree that the other of us or our respective Affiliates, as the case may be, shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this letter agreement, in addition to all other remedies available at law or in equity.

         In case any provision in or obligation under this letter agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         This letter agreement shall be governed by the laws of the State of New York without giving effect to principles of


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conflicts of law thereof. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                                      * * *


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


         If you agree with the foregoing, please sign and return two copies of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter agreement.

                                            Very truly yours,

                                            FREEDOM TAX CREDIT PLUS L.P.

                                            By:  Liberty GP, Inc.,
                                                 its general partner



                                            By:  /s/ Paul L. Abbott
                                                 ------------------
                                            Name:  Paul L. Abbott
                                            Title: President

Confirmed and agreed to as of
the date first above written

LEHIGH TAX CREDIT PARTNERS L.L.C.



By:  /s/ Alan P. Hirmes
     ------------------
Name:  Alan P. Hirmes
Title: Vice President



RELATED FREEDOM ASSOCIATES L.P.

By:  Related Freedom Associates, Inc.,
     its general partner


By:  /s/ Alan P. Hirmes
     ------------------
Name:  Alan P. Hirmes
Title: Vice President